Exhibit 21

Subsidiaries of the Company

SUBSIDIARIES OF A. SCHULMAN, INC.

Jurisdiction
Name	of Incorporation/Organization

N.V. A. Schulman Plastics, S.A.[1]	Belgium
N.V. A. Schulman, S.A.	Belgium
A. Schulman, S.A.[3]	France
A. Schulman Plastics, S.A.[3]	France
Diffusion Plastique[4]	France
A. Schulman GmbH[10]	Germany
A. Schulman, Inc., Limited[1]	United Kingdom
A. Schulman Canada Ltd.	Ontario, Canada
Master Grip, Inc.	Ohio
Gulf Coast Plastics, Inc.	Texas
A. Schulman AG	Switzerland
ASI Investments Holding Co.	Delaware
ASI Akron Land Co.	Delaware
A. Schulman International, Inc.	Delaware
A. Schulman de Mexico, S.A. de C.V.[5]	Mexico
ASI Employment, S.A. de C.V.[5]	Mexico
AS Mex Hold, S.A. de C.V.[6]	Mexico
Texas Polymer Services, Inc.	Ohio
A. Schulman Polska Sp. z 0.0.[7]	Poland
A. Schulman Plastics SpA[3]	Italy
A. Schulman International Services N.V.[2]	Belgium
A. Schulman Hungary Kft.[7]	Hungary
PT A. Schulman Plastics, Indonesia[8]	Indonesia
The Sunprene Company[9]	Ohio
A. Schulman Plastics S.L.[1]	Spain
A. Schulman Europe GmbH	Germany
A. Schulman Plastics (Dongguan) Ltd.[1]	China

1 Owned by A. Schulman Europe GmbH
2 Owned by N.V.A. Schulman, S.A.
3 Owned by N.V.A. Schulman Plastics, S.A.
4 Owned by A. Schulman, S.A.
5 Owned by AS MexHold, S.A. de C.V.
6 Owned by A. Schulman International, Inc.
7 Owned by A. Schulman GmbH
8 65% owned (in joint venture) by A. Schulman International, Inc.
9 70% owned (in partnership) by ASI Investments Holding Co.
10 Owned 90% by A. Schulman Europe GmhH and 10% by A. Schulman, Inc.